                                                                   Exhibit 12.1

                             K & F INDUSTRIES, INC.
             STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                                                           Pro Forma
                                                                                                                             Twelve
                                                                                                                             Months
                                                                                                                             Ended
                                                 Year Ended December 31,                   Nine Months Ended September 30, September
                               --------------------------------------------------------    -------------------------------    30,
                                 1997      1998         1999         2000      2001                2001       2002           2002
                               --------------------------------------------------------    ------------------------------- ---------
Income before income taxes      $20,868    $45,104      $61,784     $78,891    $63,431           $49,477      $51,174       $43,193

Fixed Charges (b)(1)             36,574     46,989       42,674      36,182     34,348            27,657       20,456        49,007

Less capitalized interest          (175)         0            0           0          0                 0            0             0
                               --------------------------------------------------------    ------------------------------- ---------

Earnings (a)(2)                 $57,267    $92,093     $104,458    $117,073    $97,779           $77,134      $71,630       $92,200
                               ========================================================    =============================== =========

Ratio of earnings available to     1.57       1.96         2.45        3.07       2.85              2.79         3.50          1.88
  cover fixed charges (2)(1)


Note (a) Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).

Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).